Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@ampf.com

Media contact:	Steven Connolly 612-671-4146 steven.x.connolly@ampf.com

TRI-CONTINENTAL CORPORATION

ANNOUNCES RECORD AND MEETING DATES FOR

84th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, January 15, 2014 — Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today announced that it will hold its 84th Annual Meeting of Stockholders on April 11, 2014 (the “Meeting”) in Minneapolis, MN. The close of business on February 14, 2014 has been fixed by the Corporation’s Board of Directors (the Board) as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

On November 20, 2013, the Board held a meeting at which its members considered and, thereafter, unanimously elected William P. Carmichael to the Corporation’s Board. Mr. Carmichael’s service with the Board commenced on January 1, 2014, at which time he began serving as chairman of the Board, per action by the Board’s existing members. He also began serving on the Board’s Governance Committee, Compliance Committee, Contracts Committee, Executive Committee and Investment Review Committee. Also effective January 1, 2014, Mr. Carmichael commenced service as chairman of the board of certain open-end Columbia funds. Mr. Stephen R. Lewis, Jr., the Board’s former chairman, retired from his service as chairman of the boards of all of the Columbia funds for which he served, including the Corporation, effective January 1, 2014. Mr. Lewis will continue to serve as a member of the Board, subject to his re-election by the Corporation’s stockholders at the Meeting. Per the Corporation’s retirement policy, it is expected that Mr. Lewis will retire from the Board effective at the end of 2014.

At the Meeting, Stockholders will be asked to elect Mr. Carmichael to hold office until the 2016 Annual Meeting of Stockholders and to re-elect three other directors, each to hold office until the 2017 Annual Meeting of Stockholders, all until their successors are elected and qualify; to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm; and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting place and time, will be described in a notice of meeting and proxy statement that the Corporation intends to file with the Securities and Exchange Commission.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting www.columbiamanagement.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiamanagement.com.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2014 Columbia Management Investment Advisers, LLC. All rights reserved.